Exhibit 10.51

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made as of March 31, 2009 by and among Cooper-Standard Holdings Inc., a Delaware corporation (“CSA Holdings”), Cooper-Standard Automotive Inc., an Ohio corporation, (the “Company”), and Larry J. Beard (“Executive”).

A. The Company and Executive are parties to an Employment Agreement dated as of January 1, 2008 (the “Employment Agreement”). Except where the context otherwise requires, capitalized terms used in this Agreement shall have the meanings given them in the Employment Agreement.

B. Pursuant to Section 7.c. of the Employment Agreement, Executive’s employment with the Company shall terminate due to Executive’s resignation for Good Reason effective March 31, 2009, and the parties wish to set forth the terms and conditions pertaining to the termination of Executive’s employment.

THEREFORE, in consideration of the mutual promises and obligations set forth in this Agreement, the Company and Executive agree as follows:

1. Separation. Executive’s employment with the Company and its corporate parent, subsidiaries and affiliates shall terminate effective March 31, 2009 (the “Separation Date”). Executive shall, to the extent required to effect and complete such termination of employment, execute those documents and complete those actions required to resign his position as an officer or director or other agent of the Company, its corporate parent, subsidiaries and affiliates all effective not later than the Separation Date.

2. Consideration provided by the Company. The Company agrees, subject to Section 3 hereof and Executive’s continued performance of his obligations hereunder:

a. to continue to pay Executive’s current salary in regular installments in accordance with the Company’s usual payment practices and to provide Executive such Employee Benefits, if any, as to which he may be entitled under the employee benefit plans of the Company, through the Separation Date, which shall include compensation for 5 accrued and unused vacation days in 2009;

b. to reimburse Executive for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy through the Separation Date;

c. to pay Executive the total gross amount of $1,237,500.00, which the parties agree is, and shall be deemed to be, the total amount payable to Executive under Section 7(c)(iii)(A)(iii) of the Employment Agreement, as follows:

i. Two monthly installments of $137,500.00 each, payable on or before April 30 and May 31, 2009, respectively, and

ii. A third and final installment of $962,500.00, payable on or before June 30, 2009;

d. to pay, distribute and/or issue to Executive the amounts and considerations to which he is entitled under the Company’s Deferred Compensation Plan and Pre-2005 Executive Deferred Compensation Plan in accordance with the terms of such plans, as follows:

i. With respect to that portion of Executive’s balances in the Company’s Deferred Compensation Plan and Pre-2005 Executive Deferred Compensation Plan which are not deemed to be invested in Company stock units, a total cash lump sum payment equal to $259,998.28 which the parties agree is, and shall be deemed to be, the total amount to which he is entitled under such plans other than the considerations set forth in Section 2(d)(ii) hereof; and

ii. For the portion of Executive’s balances in the Company’s Deferred Compensation Plan which are deemed to be invested in Company stock units, a distribution of 3,512 shares of common stock of CSA Holdings, which is based on the Executive’s total number of Company stock units under the Deferred Compensation Plan as of March 31, 2009.

e. to pay Executive the amounts to which he is entitled under the Company’s qualified Salaried Retirement Plan and qualified Investment Savings Plan in accordance with the terms of such plans;

f. to pay Executive the amount of $498,000, which the parties agree is, and shall be deemed to be, the total amount to which he is entitled under the Company’s Nonqualified Supplementary Benefit Plan, on or before June 30, 2009;

g. to pay Executive the amount of $234,413.00, which the parties agree is, and shall be deemed to be, the total amount payable to Executive under Section 7(c)(iii)(A)(iv) of the Employment Agreement, on or before June 30, 2009;

h. for twenty-four (24) months following the Separation Date, to provide Executive with life and health insurance benefits in accordance with Section 7(c)(iii)(A)(v) of the Employment Agreement.

3. Purchase of CSA Holdings Shares. On a date to be determined by the Company which shall not be earlier than twelve months or later than thirteen months following the date on which the Company distributes shares of CSA Holdings common stock to Executive pursuant to Section 2(d)(ii) hereof (the “Closing Date”), CSA Holdings or one of its affiliates will purchase and Executive will sell all of the shares of the common stock of CSA Holdings then owned and held by Executive (the “Shares”) for a purchase price per share equal to the Fair Market Value per share of such common stock as of December 31, 2009, as determined in accordance with the Stockholders Agreement by and among CSA Holdings and its stockholders dated as of December 23, 2004 (“Stockholders Agreement”). On the Closing Date, (a) Executive shall deliver to CSA Holdings certificates representing the Shares together with a duly executed stock power in a form satisfactory to CSA Holdings and, by delivering the Shares on the Closing Date, will represent and warrant as of the Closing Date that Executive is delivering the Shares to CSA Holdings under this Agreement free and clear of any liens and that he is the sole beneficial and record owner of the Shares with full right, power and authority to convey the Shares to CSA Holdings; and (b) CSA Holdings shall pay Executive the purchase price for the Shares determined in accordance with this Section.

4. Stock Options. With respect to the options granted to Executive under the CSA Holdings Stock Incentive Plan (the “Stock Option Plan”), the provisions of the Stock Option Plan, the Nonqualified Stock Option Agreement dated December 23, 2004 between CSA Holdings and Executive, as amended (the “Option Agreement”) and the Stockholders Agreement shall apply in accordance with their terms, subject to Section 3 of this Agreement.

5. Release of Further Obligations. Executive and the Company agree that, upon fulfillment of the obligations set forth in this Agreement, neither the Company, CSA Holdings or any of their affiliates, officers, directors or representatives shall have any further obligation of any kind to Executive. The Company’s obligations hereunder shall be contingent upon Executive executing and delivering to the Company within thirty days following the Separation Date, one original of a Release in the form of Exhibit A (the “Release”).

6. Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum Federal, state and/or local taxes, FICA and such other deductions as may be required to be withheld under any applicable law or regulation.

7. Severability of Provisions. If any of the provisions, terms, or clauses of this Agreement are held invalid, illegal, unenforceable or ineffective, such provisions, terms and clauses shall be deemed severable such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon the parties.

8. Entire Agreement. With the exception of the Release and sections 8, 9, 10 and 11 of the Employment Agreement, which shall remain in effect, this Agreement contains the complete understanding and agreement of the parties with respect to the subject matter addressed herein, and supersedes and replaces all prior negotiations and agreements, whether written or oral, including the Agreement and General Release dates as of March 31, 2009 by and among the parties. No provision of this Agreement may be amended or waived except by written agreement signed by the parties.

9. No Waiver of Breach. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement.

10. Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns.

11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Michigan.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

COOPER-STANDARD HOLDINGS INC.

By:	/S/ JAMES S. MCELYA
Name: James S. McElya
Title: Chairman and CEO

COOPER-STANDARD AUTOMOTIVE INC.

By:	/S/ JAMES S. MCELYA
Name: James S. McElya
Title: Chairman and CEO

EXECUTIVE:

/S/ LARRY J. BEARD
Name: Larry J. Beard

EXHIBIT A

COOPER-STANDARD AUTOMOTIVE INC.

Release

WHEREAS, the employment of Larry J. Beard (the “Executive”) has terminated in accordance with Section 7(c) of the Employment Agreement dated as of January 1, 2008 between Cooper-Standard Automotive Inc. (“CSA”) and the Executive (the “Employment Agreement”); and

WHEREAS, the Executive and CSA have signed a Separation Agreement dated as of March 31, 2009 (“Separation Agreement”) setting forth the terms and conditions pertaining to the termination of Executive’s employment;

NOW THEREFORE, in consideration of the promises and agreements contained herein and in the Separation Agreement and Employment Agreement and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

1. This Release is effective on the date hereof and will continue in effect as provided herein.

2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Separation Agreement and the Employment Agreement, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent such agreements, the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges CSA, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:

A. any and all claims arising out of or relating to Executive’s employment by or service with the Company and his termination from the Company;

B. any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, The Elliott-Larsen Civil Rights Act, the Michigan Handicappers’ Civil Rights Act, the Michigan Wage Payment Act (MCLA Section 408.471), the Polygraph Protection Act of 1981, the Michigan Whistleblower’s Protection Act (MCLA Section 15.361), the common law of the State of Michigan, and any other applicable state statutes and regulations; and

C. provided, however that the foregoing shall not apply to claims to enforce rights that Executive may have as of the date hereof or in the future under the Separation Agreement, under CSA’s indemnification by-laws, under the directors’ and officers’ liability coverage maintained by CSA, or under this Release.

D. any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

3. Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company.

4. Executive further agrees and acknowledges that:

A. The release provided for herein releases claims to and including the date of this Release;

B. Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;

C. Executive has been given a period of 21 days to review and consider the terms of this Release, prior to its execution and that he may use as much of the 21 day period as he desires; and

D. Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the General Counsel of CSA. For such revocation to be effective, written notice must be actually received by the General Counsel of CSA no later than the close of business on the 7th day after Executive executes this Release. If Executive does exercise his right to revoke this Release, all of the terms and conditions of this Release shall be of no force and effect and CSA shall not have any obligation to make payments or provide benefits to Executive as set forth in the Separation Agreement or the Employment Agreement.

5. Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.

6. Executive waives and releases any claim that he has or may have to reemployment after the date of this Release.

IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:
Larry J. Beard
Executive